Exhibit 10.1

First Amendment

to

Amended and Restated Severance Agreement

WHEREAS, Edge Petroleum Corporation (the “Company”) and John W. Elias (“Executive”) previously entered into a Severance Agreement and most recently amended such agreement as of the date stated therein (as amended, the “Executive Amended and Restated Severance Agreement”); and

WHEREAS, the Company and Executive wish to further amend the Amended and Restated Severance Agreement regarding “Welfare Benefit Coverage”; and

WHEREAS, in consideration for Executive’s agreement to enter into this First Amendment to the Amended and Restated Severance Agreement, the Company will, upon the occurrence of a Change of Control (as defined in Section 1(b) of the Amended and Restated Severance Agreement and further clarified in this Amendment), automatically vest any Restricted Stock Award that is outstanding as of the date of such Change of Control.

NOW THEREFORE, in consideration of the mutual promises set forth in this amendment, the Company and Executive, intending to be legally bound, hereby agree as follows, all effective as of July 14, 2008.

1.             Paragraph 1(b) of the Amended and Restated Severance Agreement is amended by deleting subparagraph (i) and replacing it with the following paragraph:

“(i)          The Company (A) shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or (B) is to be dissolved and liquidated, and as a result of or in connection with such transaction which for the avoidance of doubt, applies to (A) and (B), the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board;”

2.             Paragraph 1(m) of the Amended and Restated Severance Agreement is deleted.

3.             Paragraphs 3(d), 3(e) and 3(f), respectively, of the Amended and Restated Severance Agreement are redesignated as Paragraphs 3(e), 3(f) and 3(g), respectively.

4.             Paragraph 3(c) of the Amended and Restated Severance Agreement is amended by deleting that Paragraph in its entirety and replacing it with the following Paragraphs:

“(c)         Executive and, if applicable, his or her eligible dependents who are covered under the Company’s medical, dental or vision plans (collectively, the “Company Group Health Plans”) as of the date on which Executive’s Involuntary Termination occurs shall be entitled to elect to continue coverage under the Company Group Health Plans in accordance with section 4980B of the Code and sections 601-607 et seq. of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), or similar provisions of applicable state continuation coverage laws.  If and to the extent that Executive and/or his or her eligible dependents elect COBRA coverage then, during the Continuation Period (defined below), Executive and, if applicable, his or her covered dependents shall be required to pay the active employee rates applicable to similarly situated active employees for the applicable type and level of coverage under the applicable Company Group Health Plans (the “Executive Contribution”) and the Company shall pay the remainder of any required premium for the Continuation Period.  For purposes of this Agreement, the “Continuation Period” shall be the period commencing on the date of Executive’s Involuntary Termination and ending on the earliest to occur of (i) the expiration of eighteen months after Executive’s Involuntary Termination (or any additional period required pursuant to applicable federal or state law), (ii) the date Executive or, if applicable, his or her covered dependents, is eligible for medical, dental or vision coverage, as applicable, under another employer-provided group health plan (with Executive being obligated hereunder to report such eligibility to the Company within 30 days and certify eligibility for payments hereunder promptly upon request of the Company), or (iii) the date on which COBRA coverage (or applicable state continuation coverage, if applicable) terminates.  The amount and due dates for such payment shall be communicated to Executive and, if applicable, his or her eligible dependents within 44 days of the date of Executive’s Involuntary Termination.  The foregoing is intended to reflect financial agreements between Employee and the Company and shall not be construed to limit Executive’s rights under COBRA.  The Continuation Period shall run concurrently with the required COBRA continuation coverage period (and any period of state continuation coverage required by applicable law) and shall not extend any person’s COBRA continuation coverage period (or period of state continuation coverage).

(d)                                 If the Continuation Period expires pursuant to Section 3(c)(i) above, then following the expiration of the Continuation Period, if and to the extent that Executive, and, where applicable, Executive’s covered dependents were covered by the Company Group Health Plans immediately prior to termination of the Continuation Period and are not eligible for medical, dental or vision coverage, as applicable, under another employer-provided group health plan, Executive shall be entitled to receive a cash lump sum payment equal to eighteen times the monthly amount, if any, that the Company or its successor (or any parent or affiliate of the Company or its successor), as applicable, pays to subsidize employee medical, dental or vision coverage, as applicable, for similarly situated active employees and their dependents for the type and level of coverage that was being provided to Executive and his or her covered dependents, if applicable, under the Company Group Health Plans (as COBRA coverage) immediately prior to the end of the Continuation Period (the “Company Subsidy Amount”) based on the Company subsidy rates in effect in the month immediately prior to the expiration of the Continuation Period.  Payment of such Company Subsidy

Amount shall be made within 30 days of the expiration of the Continuation Period.

5.             Paragraph 6(c) of the Amended and Restated Severance Agreement is amended by substituting the phrase “except as provided in Paragraph 3(c), (d) or (e) hereof” for the phrase “except as provided in Paragraph 3(c) hereof”.

6.             Voluntary Execution of Agreement.  Executive acknowledges that he or she has carefully read and fully understand all of the terms of this First Amendment to the Amended and Restated Severance Agreement, has had sufficient time to consult with counsel of his or her choice, and that he or she enters into this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED SEVERANCE AGREEMENT ON THE 14th DAY OF JULY, 2008.

EDGE PETROLEUM CORPORATION

By:	/s/ David F. Work
David F. Work
Chairman, Compensation Committee of
the Board of Directors

EXECUTIVE

By:	/s/ John W. Elias
John W. Elias